Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Smith & Nephew plc:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Smith & Nephew plc and its subsidiaries (the ‘Group’) incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated 20 February 2020, on the effectiveness of internal control over financial reporting as of 31 December 2019, contains an explanatory paragraph that states the Group acquired Osiris Therapeutics, Inc. during 2019, and management excluded from its assessment of the effectiveness of the Group’s internal control over financial reporting as of 31 December 2019, Osiris Therapeutics, Inc.’s internal control over financial reporting associated with 2% of the Group’s revenue and less than 1% of Group’s total assets, included in the consolidated financial statements of the Group as of and for the year ended 31 December 2019. Our audit of internal control over financial reporting of the Group also excluded an evaluation of the internal control over financial reporting of Osiris Therapeutics, Inc.

Also, our audit report refers to a change to the method of accounting for leases as of 1 January 2019 due to the adoption of IFRS 16, Leases.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

2 October 2020